UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2013, the Board of Directors of Sterling Construction Company, Inc. announced the election, effective September 25, 2013, of Thomas R. Wright, 50, as Executive Vice President & Chief Financial Officer.  Mr. Wright was also elected Chief Accounting Officer and Treasurer.  He replaces Kevan M. Blair, who has held those positions on an interim basis since May 2013, and who was elected to the new position of Senior Vice President, Corporate Finance, also effective September 25, 2013.

Mr. Wright has more than 20 years of financial management experience.  From April 2006 to September 2010, he was with Bogart Longyear Company, a $2 billion global drilling services and products manufacturing company, initially as Vice President, Finance, Global Products and Manufacturing, and subsequently as Vice President, Financial Planning and Analysis, Mergers and Acquisitions, Investor Relations, Strategic Planning and Corporate Communications.  Since February 2011, Mr. Wright has been Chief Financial Officer of Toronto-based St Marys/CBM.  St Marys is a leading North American cement and concrete company with approximately $900 million in sales and 2,500 employees.

Mr. Wright holds a BS in Corporate Finance from Ball State University, Muncie, Indiana, and an MBA in Finance from Indiana University.

Mr. Wright has entered into an employment agreement with the Company that takes effect on September 25, 2013 and includes the following terms and conditions:

Agreement Term:
One year from September 25, 2013, but renewed automatically thereafter for additional one-year terms unless the Company gives Mr. Wright a notice of non-renewal at least sixty days prior to the expiration of the then current term.

Title:	Executive Vice President & Chief Financial Officer

Annual Salary:	$350,000 subject to annual reviews for merit increases.

Signing Bonus:	$100,000 to reflect the loss of 2013 incentive compensation at his prior employer.

Stock Award:
An award of 10,000 shares of the Company's common stock subject to restrictions on sale or transfer that lapse in three substantially equal installments on the first three anniversaries of the award date.

Relocation:	A relocation package that covers his costs of moving from Toronto, Ontario to the Houston, Texas area in accordance with the Company’s relocation policy.

Incentive Compensation:
Mr. Wright's incentive compensation is governed by the Company's annual incentive compensation plan from time to time in effect, with a target incentive compensation equal to 120% of base salary.  In 2013, his incentive compensation will be based on the length of time in 2013 that he is an employee of the Company, and on financial and personal goals to be worked out with the Company's Chief Executive Officer and the Audit Committee of the Board of Directors of the Company.

Benefits:
Mr. Wright is entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions, except that he will not be required to observe the normal waiting period for health plan benefits in order to avoid a gap in coverage.

Termination of Employment:
Depending on the reason for the termination of his employment, Mr. Wright is entitled to the following payments and/or benefits:

Death or Disability:  Payment of accrued salary through the date of termination and payment of a portion of the incentive compensation that he would have earned in the year of termination had his employment not terminated, based on the number of days during the year of termination that he was an employee of the Company, and the release of any outstanding restrictions on restricted stock awarded to him.

Cause:  Payment of accrued salary through the date of the termination and any other legally-required payments.  Cause is defined in the agreement and means what is commonly referred to as cause in employment matters.

Without Cause or for an Uncured Breach of the Employment Agreement by the Company: Payment of accrued salary through the date of termination; payment in a lump sum of an amount equal to twelve months' salary; payment of the incentive compensation that he would have earned in the year of termination had his employment not been terminated and had all personal goals on which his incentive compensation is based been achieved in full; and continued coverage under the Company's health plans for twelve months.  In addition, any outstanding restrictions on shares of common stock awarded to him by the Company lapse.

Voluntary Resignation:  Payment of accrued salary through the date of termination and any unpaid incentive compensation earned for the year prior to the year of his resignation.

Non-Competition and Non-Solicitation Obligations:
The agreement prohibits Mr. Wright from competing with the Company and its affiliates, or soliciting their employees for employment during his employment by the Company and thereafter for a period of twelve months or for the period, if any, with respect to which the Company is obligated to pay him his salary, whichever period is longer, subject to certain industry and geographic limits.

Indemnification:
The Company will indemnify Mr. Wright against claims made against him as an officer and/or employee of the Company and as a director and/or officer of any of the Company's affiliates to the fullest extent permitted by the Company’s charter and by-laws, and will maintain for him the same insurance coverage for those indemnification obligations as it maintains for the Company's directors.

Change of Control:
In the event of the termination of Mr. Wright's employment without cause within a period starting ninety days prior to a change of control of the Company and ending six months thereafter, he is entitled to a payment of $525,000 and to the acceleration of the lapse of any outstanding restrictions on shares of the Company's common stock awarded to him by the Company.
In the event that the foregoing change of control or other severance payments (including the acceleration of the lapse of restrictions) have a value that under current tax laws result in the imposition on him of an excise tax, the payments will be reduced to an amount that does not result in the imposition of such tax.

Item 8.01	Other Events

On September 16, 2013, the Company issued a press release announcing Mr. Wright's election as an Executive Vice President & Chief Financial Officer.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description

99.1	Press release, dated September 16, 2013 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2013	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated September 16, 2013 (furnished herewith)